UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry of a Material Definitive Agreement.

On June 7, 2012, Alphatec Holdings, Inc. (“Alphatec Holdings”), Alphatec Spine, Inc., a California corporation and a wholly owned subsidiary of Alphatec Holdings (“Alphatec Spine”), Alphatec International LLC, a Delaware limited liability company and an indirect subsidiary of Alphatec Holdings (“Alphatec International”), and Alphatec Pacific, Inc., a Japanese corporation and an indirect subsidiary of Alphatec Holdings (together with Alphatec Holdings, Alphatec Spine and Alphatec International, “Alphatec”), entered into a Loan, Security and Guaranty Agreement with MidCap Financial, LLC as Administrative Agent and lender (“MidCap”) and other lenders from time to time a party thereto (together with MidCap, the “Lenders”), which permits Alphatec to borrow up to $50 million (the “Credit Facility”). The Credit Facility is due in June 2015 and consists of a revolving line of credit with a maximum borrowing base of $40 million, with the option to increase the maximum borrowing base to $50 million with the prior written consent of the Lenders. The borrowing base is determined, from time to time, based on the value of domestic and foreign eligible accounts receivable and domestic eligible inventory. As collateral for the Credit Facility, Alphatec granted MidCap a security interest in substantially all of its assets, including all accounts receivable and all securities evidencing Alphatec Holdings’ interests in its subsidiaries. The funds from the Credit Facility will be used to pay off both Alphatec’s existing line of credit with Silicon Valley Bank and will serve as a source of capital for ongoing operations and working capital needs.

The Credit Facility includes traditional lending and reporting covenants including that certain financial covenants applicable to liquidity and earnings are to be maintained by Alphatec. The Credit Facility also includes several potential events of default, such as payment default and insolvency conditions, which could cause interest to be charged at a rate which is up to five percentage points above the rate effective immediately before the event of default or result in Lenders’ right to declare all outstanding obligations immediately due and payable.

On June 12, 2012 the issuer issued a press release announcing the Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Loan, Security and Guaranty Agreement will be filed with Alphatec Holdings’ Quarterly Report on Form 10-Q for the quarter ending June 30, 2012 and the foregoing description is subject in all respects to the actual terms of the agreement.

Item 8.01	Other Events

As previously reported on a Current Report on Form 8-K, as a result of Leslie Cross being named Chairman and CEO, on April 30, 2012, Alphatec Holdings received a deficiency letter from The NASDAQ Listing Qualifications Staff (the “Staff”) at The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company did not comply with the Audit Committee composition rules set forth in NASDAQ Listing Rule 5605(c)(2)(A) requiring the Audit Committee to consist of at least three independent members of the Board of Directors (the “Rule”).

On May 21, 2012, the Alphatec Holdings’ Board of Directors appointed Siri S. Marshall, a current independent director of Alphatec Holdings, to serve on the Audit Committee thereby curing the Audit Committee composition deficiency. Accordingly, with the appointment of Ms. Marshall Alphatec Holdings has regained compliance with the Rule.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: June 12, 2012

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 12, 2012